Exhibit 99.1

PAMRAPO BANCORP, INC. REPORTS FIRST QUARTER RESULTS

BAYONNE, N.J., April 29, 2009 — Pamrapo Bancorp, Inc. (NASDAQ: PBCI) today reported net income for the first quarter ended March 31, 2009.

Net income for the first quarter of 2009 amounted to $438,000, or $0.09 cents per share, as compared with $1.0 million, or $0.20 cents per share, in the first quarter of 2008. The decrease in net income for the 2009 quarter end was primarily due to increased professional fees of approximately $1,000,000 along with an increase of approximately $450,000 in the provision for loan losses and a decrease in total interest income of $780,000. This more than offsets a decrease in total interest expense of $1,100,000 and a $492,000 gain on sale of the Fort Lee branch. The increase in professional fees was predominately due to fees paid to consultants that Pamrapo Savings Bank, S.L.A. engaged as a result of a cease and desist order issued by the Office of Thrift Supervision, effective September 26, 2008, and expenses incurred for legal, accounting and other professional services as a result of the federal grand jury investigation by the United States Attorney’s office for the District of New Jersey. Pamrapo Savings Bank, S.L.A. continues to be well-capitalized as of March 31, 2009 with a tier one capital ratio of 9.35% as compared to the minimum regulatory requirement of 4%. The increase in the provision for loan losses was primarily due to an increase in the Bank’s non-performing loans, which were $16.0 million at March 31, 2009 compared to $5.4 million at March 31, 2008.

Pamrapo’s book value per share at March 31, 2009 was $11.03.

Pamrapo Bancorp, Inc. is a holding company whose principal subsidiary, Pamrapo Savings Bank, S.L.A., operates ten branch offices in Bayonne, Jersey City, Hoboken, and Monroe, New Jersey.

Forward-Looking Statements

This press release may include certain forward-looking statements based on current management expectations. The actual results of Pamrapo Bancorp, Inc. (the “Company”) could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of loan and investment portfolios of Pamrapo Savings Bank, S.L.A., the Company’s wholly-owned subsidiary, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and prices. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT

Robert A. Hughes

Investor Relations

201-339-4600

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

COMPARATIVE STATEMENTS OF FINANCIAL CONDITION

(In Thousands)

	March 31, 2009	December 31, 2008
ASSETS

Cash and amounts due from depository institutions	$3,283	$4,117
Interest-bearing deposits in other banks	16,036	9,470

Cash and Cash Equivalents	19,319	13,587

Securities available for sale	726	771
Investment securities held to maturity	11,346	11,350
Mortgage-backed securities held to maturity	110,987	117,428
Loans receivable	430,682	437,554
Foreclosed real estate	426	426
Premises and equipment	2,843	2,929
Federal Home Loan Bank of New York stock	5,254	5,160
Interest receivable	3,113	2,884
Other assets	7,677	5,923

Total Assets	$592,373	$598,012

Liabilities and stockholders’ Equity

Liabilities:
Deposits	$434,095	$443,999
Advances from Federal Home Loan Bank of New York	91,600	89,500
Advance payments by borrowers for taxes and insurance	3,233	3,282
Other liabilities	9,015	6,553

Total Liabilities	537,943	543,334

Stockholders’ Equity:
Preferred stock; 3,000,000 shares authorized; none issued and outstanding
Common Stock; $0.01 par value; 25,000,000 shares authorized; 6,900,000 shares issued; 4,935,542 shares outstanding (2009) and (2008)	69	69
Paid-in capital	19,340	19,340
Retained earnings	61,626	61,928
Accumulated other comprehensive loss	(3,065)	(3,119)
Treasury stock, at cost; 1,964,458 shares (2008) and (2009)	(23,540)	(23,540)

Total Stockholders’ Equity	54,430	54,678

Total Liabilities and Stockholders’ Equity	$592,373	$598,012

PAMRAPO BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, except per share data)

	Three Months Ended March 31,
	2009	2008
Interest income
Loans	$6,764	$6,979
Mortgage-backed securities	1,305	1,400
Investments	234	192
Other interest-earning assets	36	551

Total Interest Income	8,339	9,122

Interest expense
Deposits	2,407	3,399
Advances and other borrowed money	891	1,037

Total Interest Expense	3,298	4,436

Net Interest Income	5,041	4,686
Provision for Loan Losses	525	78

Net Interest Income after Provision for
Loan Losses	4,516	4,608

Non-Interest Income
Fees and service charges	251	320
Gain on sale of Branch	492
Commissions from sale of financial products	83	165
Other	89	53

Total Non-Interest Income	915	538

Non-Interest Expenses
Salaries and employee benefits	2,060	1,936
Net occupancy expense of premises	330	334
Equipment	311	323
Advertising	50	77
Professional fees	1,227	205
Loss on foreclosed real estate	8	23
Other	745	647

Total Non-Interest Expenses	4,731	3,545

Income before Income Taxes	700	1,601
Income Taxes	262	591

Net Income (loss)	$438	$1,010

Net Income (loss) per Common Share
Basic	$0.09	$0.20
Diluted	$0.09	$0.20

Weighted Average Number of Common Shares outstanding
Basic	4,935	4,975

Diluted	4,935	4,975

Dividends per Common Share	$0.15	$0.23